                                                                     Exhibit 2.1

       ================================================================

                          AGREEMENT AND PLAN OF MERGER

                         Dated as of November 13, 2000



                                     Among



                                 OPENTV CORP.,

                         CABLESOFT ACQUISITION COMPANY,

                             CABLESOFT CORPORATION

                                      AND

                              SELLING STOCKHOLDERS


       ================================================================

                               TABLE OF CONTENTS

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TABLE OF CONTENTS................................................................................     i

ARTICLE I The Merger.............................................................................     3
     SECTION 1.1. The Merger.....................................................................     3
     SECTION 1.2. Closing........................................................................     3
     SECTION 1.3. Effective Time of the Merger...................................................     3
     SECTION 1.4. Effects of the Merger..........................................................     4
     SECTION 1.5. Certificate of Incorporation; Bylaws...........................................     4
     SECTION 1.6. Directors......................................................................     4
     SECTION 1.7. Officers.......................................................................     4
     SECTION 1.8. Exemption from Registration....................................................     4

ARTICLE II Effect of the Merger on the Capital Stock of the Constituent Corporations.............     4
     SECTION 2.1. Effect on Capital Stock........................................................     4
     SECTION 2.2. Exchange of Certificates.......................................................     5
     SECTION 2.3. Treatment of Options...........................................................     8
     SECTION 2.4. Treatment of Convertible Debt..................................................     8

ARTICLE III......................................................................................     9
Representations and Warranties...................................................................     9
     SECTION 3.1. Representations and Warranties of the Company..................................     9
     SECTION 3.2. Representations and Warranties of Parent and Sub...............................    13
     SECTION 3.3. Tax Matters....................................................................    15
     SECTION 3.4. Representations and Warranties of Each Selling Stockholder.....................    15

ARTICLE IV Covenants Relating to Conduct of Business Prior to Merger.............................    16
     SECTION 4.1. Conduct of Business............................................................    16

ARTICLE V Additional Agreements..................................................................    19
     SECTION 5.1. Access to Information; Confidentiality.........................................    19
     SECTION 5.2. Commercially Reasonable Efforts................................................    19
     SECTION 5.3. Indemnification................................................................    19
     SECTION 5.4. Public Announcements...........................................................    20
     SECTION 5.5. No Solicitation................................................................    21
     SECTION 5.6. Lock-up Agreement..............................................................    21
     SECTION 5.7. Change of Name.................................................................    21
     SECTION 5.8. Section 367 Covenants..........................................................    21
     SECTION 5.9. Funding........................................................................    22

ARTICLE VI Conditions Precedent..................................................................    22
     SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger.....................    22
     SECTION 6.2. Conditions to Obligations of Parent and Sub....................................    22
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     SECTION 6.3. Conditions to Obligation of the Company........................................    23

ARTICLE VII Termination, Amendment and Waiver....................................................    23
     SECTION 7.1. Termination....................................................................    23
     SECTION 7.2. Effect of Termination..........................................................    24
     SECTION 7.3. Amendment......................................................................    24
     SECTION 7.4. Extension; Waiver..............................................................    24

ARTICLE VIII Indemnification.....................................................................    24
     SECTION 8.1. Indemnification................................................................    24

ARTICLE IX General Provisions....................................................................    26
     SECTION 9.1. Expenses.......................................................................    26
     SECTION 9.2. Notices........................................................................    26
     SECTION 9.3. Definitions....................................................................    27
     SECTION 9.4. Interpretation.................................................................    29
     SECTION 9.5. Counterparts...................................................................    29
     SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries.................................    29
     SECTION 9.7. Selling Stockholders; Attorney-in-Fact.........................................    29
     SECTION 9.8. GOVERNING LAW..................................................................    30
     SECTION 9.9. Assignment.....................................................................    30
     SECTION 9.10. Enforcement...................................................................    30
     SECTION 9.11. Severability of Provisions....................................................    30
     SECTION 9.12. Exclusive Jurisdiction........................................................    30
     SECTION 9.13. Waiver of Jury Trial..........................................................    30

          AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2000, among OpenTV Corp., a company organized under the laws of the British Virgin Islands ("Parent"), CableSoft Acquisition Company, a corporation organized under the
  ------
laws of Delaware and a wholly owned subsidiary of Parent ("Sub"), CableSoft
                                                           ---
Corporation, a corporation organized under the laws of Delaware (the "Company"),
                                                                      -------
and the stockholders of the Company identified on the signature pages hereto (collectively, the "Selling Stockholders").
                    --------------------

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this
-------
Agreement, would be fair and in the best interests of their respective stockholders;

          WHEREAS, such Boards of Directors have approved the Merger, pursuant to which each share of Common Stock, par value $0.01, of the Company (the

"Company Common Stock"), other than shares owned, directly or indirectly, by
---------------------
Sub, will be converted into the right to receive the Merger Consideration (as defined herein);

          WHEREAS, the holders of a majority of the outstanding shares of the Company Common Stock have approved the Merger and this Agreement by written consent (the "Company Stockholder Approval");
              ----------------------------

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
                                                       ----

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   The Merger
                                   ----------

          SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Code"), Sub shall be merged with and
                               -------------
into the Company at the Effective Time of the Merger. At the Effective Time of the Merger, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation.

          SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place
                                                     -------
at the offices of General Instrument Corporation as soon as practicable after the satisfaction of the conditions set forth in Section 6.1 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) (the "Closing Date"), unless another date, time
                                     ------------
or place is agreed to in writing by the parties hereto.

          SECTION 1.3. Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the
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                                                                               4

Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the Delaware Code (the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware being the "Effective Time of the Merger").
                             ----------------------------

          SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Code. As used herein, "Surviving Corporation" shall mean and refer to the
                       ---------------------
Company, at and after the Effective Time of the Merger, as the surviving corporation in the Merger.

          SECTION 1.5. Certificate of Incorporation; Bylaws. (a) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the certificate of incorporation of the Sub as in effect at the Effective Time of the Merger shall be the certificate of incorporation of the Surviving Corporation.

          (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the bylaws of Sub as in effect at the Effective Time of the Merger shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.6. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.7. Officers. The officers of the Sub at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their death, respective successors are duly elected or appointed and qualified, as the case may be.

          SECTION 1.8. Exemption from Registration. The shares of Parent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Rule 506 of Regulation D thereof and under the blue sky laws of all applicable jurisdictions.

                                  ARTICLE II

   Effect of the Merger on the Capital Stock of the Constituent Corporations
   -------------------------------------------------------------------------

          SECTION 2.1. Effect on Capital Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock, par value $0.001 per share, of the Surviving Corporation.

          (b) Cancellation of Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by Sub shall automatically be canceled and retired and
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                                                                               5

shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Sections 2.2(c), 2.2(e) and 2.2(g), each issued and outstanding share of Company Common Stock (other than shares canceled pursuant to Section 2.1(b) shall be converted into the right to receive a fraction equal to the Exchange Ratio of a Class A Ordinary Share, no par value, of Parent (the "Parent Common Stock") (the amount
                                              -------------------
of Parent Common Stock into which each such share of Company Common Stock is converted being referred to herein as the "Merger Consideration").
                                           --------------------

          (d) Cancellation and Retirement of Company Common Stock. At the Effective Time of the Merger, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the "Certificates") shall, to the extent
                                         ------------
such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with
Section 2.2.

          SECTION 2.2. Exchange of Certificates. (a) Exchange Agent. At the Effective Time of the Merger, Parent shall enter into an agreement with Chase Mellon Shareholder Services, LLC or such bank or trust company as may be designated by Parent (the "Exchange Agent") which shall provide that Parent
                           --------------
shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, and any cash payable in lieu of any fractional shares of Parent Common Stock (such shares and cash being hereinafter referred to as the "Exchange Fund").
           -------------

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of Certificates immediately prior to the Effective Time of the Merger whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II (after taking into account all shares of Company Common Stock then held by such holder), certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with
Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section
2.2 each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be distributed to any such holder (i) the certificate or certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of any dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (iii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof, and all cash paid pursuant to Sections 2.2(c) and 2.2(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such issuance of fractional shares, the Exchange Agent shall pay from the Exchange Fund each holder of Certificates an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time of the Merger by such holder) would otherwise be entitled by (b) the Parent Common Stock Price.

          (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates, subject to and in accordance with the terms of
Section 2.2(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 2.2 which remains undistributed to the holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

          (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (i) Withholding. Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (j) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to such issuance require the owner of such lost, stolen or destroyed Certificates to provide an agreement of indemnification to Parent in a form reasonably satisfactory to Parent as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          SECTION 2.3. Treatment of Options. (a) At the Effective Time of the Merger, each outstanding option to purchase Company Common Stock (a "Company
                                                                     -------
Stock Option") issued pursuant to the CSS Acquisition Corporation 2000 Special
------------
Stock Incentive Plan or the CSS Acquisition Corporation 2000 Stock Plan (the "Company Stock Plans"), whether vested or unvested, shall be deemed to
 -------------------
constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time of the Merger (without giving effect to the Option Exercise Adjustment), at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; provided, in determining the aggregate exercise price for the shares of Company Common Stock under (y) above, fractions of a cent shall be rounded up to the nearest cent; provided, in determining the number of shares of Parent Common Stock under (z) above, fractional shares shall be rounded down to the nearest whole share and; provided, further, that in the case of any option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares
              -----------------------
purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

          (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 2.3 after giving effect to the Merger and the provisions set forth above and until otherwise determined). If necessary, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

          (c) Prior to the Effective Time of the Merger, Parent shall have taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. As soon as practicable after the Effective Time of the Merger, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          SECTION 2.4. Treatment of Convertible Debt. The Convertible Debt shall be converted into the right to receive the whole number of shares of Parent Common Stock equal to (i) the amount of outstanding principal and accrued but unpaid interest payable as of the Closing Date under such Convertible Debt divided by (ii) the Parent Common Stock Price. A certificate representing the shares of Parent Common Stock to which each holder of Convertible Debt shall be entitled pursuant to this Section 2.4 shall be delivered to such holder at such time as the

Exchange Agent delivers to such holder a certificate representing the number of whole shares of Parent Common Stock that such holder is entitled to receive in respect of all Certificates held by such holder that are surrendered for exchange pursuant to the provisions of Article II of this Agreement. Each holder of Convertible Debt agrees that, upon issuance of the shares of Parent Common Stock pursuant to this Section 2.4, all Convertible Debt held by such holder shall be deemed paid in full as of the Closing Date and that the Company shall have no further obligations to such holder under the Convertible Debt.


                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

          SECTION 3.1. Representations and Warranties of the Company. Except as set forth in the disclosure schedule of the Company dated as of the date hereof and delivered herewith to Parent (the "Company Disclosure Schedule"), the
                                       ---------------------------
Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. Complete and correct copies of the Certificate of Incorporation, as amended, and the Company's By-laws, as amended (the "By-laws"), as currently in effect have previously been provided to Parent and Sub. The Company is not in violation of its Certificate of Incorporation or By-laws.

          (b)  Subsidiaries. The Company does not have any subsidiaries.

          (c) Capital Structure. (i) The authorized capital stock of the Company consists of 3,333,333 shares of Company Common Stock, par value $0.01 per share. As of the date hereof, there are: (A) 1,035,046 shares of Company Common Stock issued and outstanding; and (B) 115,129 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options (which Company Stock Options have exercise prices as specified in Section 3.1(b) of the Company Disclosure Schedule). Except as set forth above, as of the date hereof, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.

               (ii) All outstanding shares of capital stock of the Company were not issued in violation of preemptive rights or rights of first refusal; all outstanding shares of Company capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens; and all shares of Company Common Stock which may be issued pursuant to the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of any liens and not subject to preemptive rights or rights of first refusal.

               (iii) All outstanding shares of capital stock of the Company (and all options for shares of Company Common Stock which were issued pursuant to the Company Stock Plans) were issued in compliance with all applicable federal and state securities laws.

               (iv) Except for the Convertible Debt, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, "Voting Debt"). Except for the Company Stock Options and
                         -----------
the Convertible Debt, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.

          (d) Authority; Noncontravention. (i) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (A) the Certificate of Incorporation or By-laws, (B) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, or (C) subject to the governmental filings and other matters referred to in the following sentence, any material judgment, order, decree, statute, law, ordinance, rule, regulation, settlement or arbitration award ("Order")
                                                                    -----
applicable to the Company or its properties or assets, other than, in the case of clause (B), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Except as would not have a Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to
                        -------------------
the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for (x) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (y) those required under the Delaware Code.
 -------

          (e) Litigation; Compliance with Laws. Except as set forth in Section 3.1(e) of the Company Disclosure Schedule, there is (A) no suit, action, claim, arbitration, inquiry, complaint, charge or other proceeding ("Litigation")
                                                              ----------
pending before any court, governmental agency, administrative agency or commission, and (B) to the knowledge of the Company, no Litigation threatened against or investigation or inquiry pending with respect to the Company, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for any such violation, if any, that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company.

          (f) Employee Benefit Plans. Except as set forth in Section 3.1(f) of the Company Disclosure Schedule, the Company has no employee benefit plans, agreements, programs, policies or other arrangements, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability ("Company Employee
                                                              ----------------
Plans"). Except as set forth in Section 3.1(f) of the Company Disclosure
-----
Schedule, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Company or any ERISA affiliate have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans, except as would not have, in the aggregate, a Material Adverse Effect; and no compensation paid or payable to any employee of Company has been, or will be, non-deductible by reason of application of Section 162(m) or 280G of the Code. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company or any other ERISA affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company (ii) materially increase any benefits otherwise payable by Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Section 3.1(f) of the Company Disclosure Schedule contains a complete list all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the directors, officers or employees of Company.

          (g) Real Property. Section 3.1(g) of the Company Disclosure Schedule lists all material real property leases to which the Company is a party as a lessee (the "Company Real Property Lease Agreements"). The Company does not own
             --------------------------------------
any real property. The Company has a valid and binding leasehold interest in, the property that is the subject of the Company Real Property Lease Agreements free and clear of all liens, except for Permitted Liens. The Company has made available to Parent true, correct and complete copies of each Company Real Property Lease Agreement.

          (h) Brokers; Legal and Accounting Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates. The Company is not obligated to pay any fees or expenses of any Selling Stockholder in connection with this Agreement and the transactions contemplated by this Agreement. The Company has not incurred any legal or accounting fees or any expenses in connection with this Agreement and the transactions contemplated by this Agreement.

          (i) Tax Matters. To the Company's knowledge, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (j) Financial Statements. Section 3.1(j) of the Company Disclosure
Schedule includes a true, correct and complete copy of Company's unaudited statement of operations and related balance sheet as at, and for the six-month period ended June 30, 2000 (collectively, the "Financial Statements"). Except as
                                               --------------------
set forth in Section 3.1(j) of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Financial Statements were prepared in accordance with the books and records of the Company. The Company has not modified its standard system of accounting since the date of the Financial Statements.

          (k) Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet as of June 30, 2000 (the "Company Balance Sheet"), (ii)
                                        ---------------------
obligations and liabilities incurred in the ordinary course of business since the Company Balance Sheet date, and (iii) obligations and liabilities pursuant to contracts, agreements or arrangements disclosed in Section 3.1(l) of the Company Disclosure Schedule and not required to be reflected on the Company Balance Sheet.

          (l) Material Contracts. Section 3.1(l) of the Company Disclosure Schedule contains a list of all contracts, agreements and arrangements to which the Company is a party and that are material to the business, results of operations, or condition (financial or otherwise), of the Company (such contracts, agreements and arrangements as are required to be set forth in Section 3.1(l) of the Company Disclosure Schedule being referred to herein collectively as the "Material
                                                                  --------
Contracts"). The Company is not in default under or in material breach of any
---------
Material Contract, and, to the Company's knowledge, no other party to any Material Contract is in default under or in material breach of any Material Contract. The Company has not received written notice of any termination or change to, or receipt of a proposal with respect to, any Material Contract in connection with the Merger or any other notice of termination for any Material Contract. The Company has made available to the Parent true and complete copies of all Material Contracts together with all amendments, waivers or other changes thereto.

          SECTION 3.2. Representations and Warranties of Parent and Sub Parent and Sub represent and warrant to the Company and to the Selling Shareholders as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent, Sub and each of Parent's "significant subsidiaries" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) (collectively, the "Parent Subsidiaries") is duly
                                                  -------------------
organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and the Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent has made available to the Company complete and correct copies of its certificate of incorporation and bylaws and the articles of incorporation and bylaws of Sub.

          (b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of Parent consists of 500,000,000 Class A Ordinary Shares of no par value, 200,000,000 Class B Ordinary Shares of no par value and 500,000,000 Class C Preference Shares of no par value. As of September 30, 2000, there were: (A) 31,030,868 Class A Ordinary Shares outstanding, (B) 30,631,746 Class B Ordinary Shares outstanding and (C) 11,561,103 Class A Ordinary Shares reserved for issuance pursuant to Parent's stock option plans, Parent's employee stock purchase plan and Parent's exchange plan (relating to the exchange of OpenTV, Inc. common stock for Parent Class A Ordinary Shares) (such plans, the "Parent Stock Plans").
 ------------------

          (ii) All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There is no outstanding Voting Debt of Parent. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Common Stock or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          (iii) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and as disclosed to the Company after the date of this Agreement and prior to the Closing Date, and except for the issuance by the Parent of its Parent Common Stock in connection with the exercise by employees and former employees of options and exchange rights under Parent's benefit plans, there has not been any material change to the capitalization of Parent or its outstanding capital stock (including securities which are convertible into, or exercisable or exchangeable for Parent Common Stock). As of the date hereof and except for the issuance by Parent of its Parent Common Stock in connection with the exercise by employees and former employees of options and exchange rights under Parent's benefit plans, Parent does not have any current intention to make any material change to the capitalization of Parent or its outstanding Parent Common Stock (including securities which are convertible into, or exercisable or exchangeable for Parent Common Stock).

               (iv) As of the date hereof, the authorized capital stock of Sub consists of 20,000 shares of capital stock, of which 10,000 shares are designated common stock, par value $0.001 per share, and 10,000 are designated preferred stock, par value $0.001 per share. As of the date hereof, 1000 shares of such common stock of Sub are outstanding, have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any lien. At the Effective Time of the Merger, all the issued and outstanding shares of the common stock of Sub will be owned by Parent free and clear of any lien, and no shares of the preferred stock of Sub will be issued and outstanding.

          (c) Authority; Noncontravention. (i) Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent and Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

              (ii) The execution and delivery of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent, Sub or any Parent Subsidiary under, (A) the certificate of incorporation (or similar organizational document) or bylaws of Parent, Sub or such Parent Subsidiary, or (B) subject to the governmental filings and other matters referred to in the following sentence, any Order applicable to Parent, Sub, any Parent Subsidiary or their respective properties or assets, other than, in the case of clause (B), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent and Sub of any of the transactions contemplated hereby, except for (v) the filing of a premerger notification and report form under the HSR Act, (w) the filing with the SEC and the Nasdaq National Market of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of such reports by Parent
                       ------------
with the Amsterdam Stock Exchange and the Securities Board of the Netherlands as may be required under applicable Netherlands law, as may be required in connection with this Agreement and the transactions contemplated hereby, (x) those required by the Delaware Code, (y) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states and (z) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, would not (1) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of Parent's and Sub's obligations hereunder or (2) have a Material Adverse Effect with respect to Parent.

          (d) Parent SEC Reports. Parent has filed all forms, reports, statements and documents required to be filed with the SEC since November 23, 1999 (collectively with all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Reports"). Except to the
                                        ------------------
extent revised or superseded by a subsequent filing with the SEC, none of the Parent SEC Reports filed prior to the date hereof, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (e) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there is not and has not been any Material Adverse Change with respect to Parent.

          (f) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (g) Interim Operations of Sub. Sub was formed on October 13, 2000 solely for purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          SECTION 3.3. Tax Matters. To Parent's knowledge, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 3.4. Representations and Warranties of Each Selling Stockholder. Each Selling Stockholder, severally and not jointly, represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Such Selling Stockholder, to the extent such Selling Stockholder is a legal entity and not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

          (b) Authority; Noncontravention. Such Selling Stockholder has the requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Selling Stockholder and the consummation by such Selling Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Selling Stockholder. This Agreement has been duly executed and delivered by such Selling Stockholder and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

          (c) Accredited Investor. Such Selling Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                                  ARTICLE IV

          Covenants Relating to Conduct of Business Prior to Merger.
          ---------------------------------------------------------

          SECTION 4.1. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Agreement), and except as approved by Parent, which approval shall not be unreasonably withheld or delayed, the Company shall act and carry on its businesses in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve substantially intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing and except as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and the Selling Stockholders shall cause the Company not to:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, other than any issuance permitted by
Section 4.1(a)(ii), or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), other than the issuance of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date of this Agreement but unexercised on the date of this Agreement in accordance with their present terms;

          (iii)  amend its Certificate of Incorporation or By-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

          (v) except in the ordinary course of business, lease, license, mortgage or otherwise encumber or subject to any lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $25,000 individually and $100,000 in the aggregate;

          (vi) (A) except as set forth in Section 4.1(a)(vi)(A) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings (not exceeding $100,000 in the aggregate), or (B) make any loans, advances or capital contributions to, or investments in, any other person;

          (vii) other than in connection with the transactions contemplated by this Agreement, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (viii) change any accounting principle used by it, except as required by generally accepted accounting principles;

          (ix) settle or compromise any litigation or claim (whether or not commenced prior to the date of this Agreement) , other than settlements or compromises of litigation or claims that do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $25,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $100,000;

          (x) enter into, terminate or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (xi) make or change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended tax return, enter into any closing agreement relating to any tax, settle any tax claim or assessment, surrender any right to claim a tax refund or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

          (xii) (A) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or (B) other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement;

          (xiii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof; or

          (xiv) authorize, or commit or agree to take, any of the foregoing actions.

     (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Agreement), and except as approved by the Company, which approval shall not be unreasonably withheld or delayed, Parent shall not:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, Parent Common Stock, other than stock splits in the form of a stock dividend or (B) combine or reclassify the Parent Common Stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of Parent Common Stock; or

          (ii) authorize, or commit or agree to take, any of the foregoing actions.

     (c) Tax-Free Reorganization Treatment. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, intentionally take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     (d) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, (i) intentionally take any action that, if taken on or prior to the date of this Agreement, would have resulted in any of its representations and warranties set forth in this Agreement being untrue,
(ii) intentionally take any action that would or reasonably might be expected to result in any of the conditions set forth in Article VI not being satisfied, or
(iii) intentionally take any action that would reasonably be expected to materially delay or impair the ability of such party to consummate the transactions contemplated by this Agreement. The Company and Parent shall promptly advise the other party orally and in writing of (A) any action of the type set forth in clause (i) above, (B) the failure by such party to comply with any covenant, condition or agreement hereunder and (C) any event which would reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.

                                   ARTICLE V

                             Additional Agreements
                             ---------------------

          SECTION 5.1. Access to Information; Confidentiality. The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to the Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time of the Merger, to its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause its respective officers, employees and representatives to, furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. The Parent shall, and shall cause its respective officers, employees and representatives to, furnish promptly to the Company any information concerning its business, properties, financial condition, operations and personnel as Company may from time to time reasonably request, provided such requested information is not included in any report, schedule, registration statement or other document filed by Parent pursuant to the requirements of federal or state securities laws. Each of the Company and Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence. No investigation pursuant to this Section 5.1 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          SECTION 5.2. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (b) defending any lawsuits or other proceedings challenging this Agreement and (c) accepting and delivering additional instruments necessary to consummate the transactions contemplated by this Agreement. The Company agrees that Parent shall have the opportunity to negotiate and consult directly with all applicable Governmental Entities in connection with their consideration of the transactions contemplated by this Agreement; provided, however, that Parent will consult with the Company before submitting, and will afford the Company the opportunity to review and comment upon, any materials or other statements with respect to such transaction to such Governmental Entities.

          SECTION 5.3. Indemnification. From and after the Effective Time of the Merger, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger eligible for indemnification pursuant to the Certificate of Incorporation and By-laws (the "Indemnitees") against (a) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, arising as a result of any act, or failure to act, at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger ("Indemnified Liabilities") and (b) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the extent the Company would have been permitted under the Certificate of Incorporation and By-laws to indemnify such person. Nothing contained herein shall limit any rights to indemnification which any director or officer of the Company may have under any indemnification agreement or the Certificate of Incorporation or By-laws. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnitees (whether arising before or after the Effective Time of the Merger), (A) any counsel retained by the Indemnitees for any period after the Effective Time of the Merger shall be reasonably satisfactory to Parent and the Surviving Corporation; (B) after the Effective Time of the Merger, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnitees promptly as statements therefor are received; and (C) after the Effective Time of the Merger, the Surviving Corporation will cooperate in the defense of any such matter; provided, that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld; and, provided further, the maximum liability of Parent and the Surviving Corporation under this Section 5.3 to indemnify the Indemnitees shall, in the aggregate, including all fees and expenses, not exceed the value of the assets of the Company immediately prior to the Effective Time of the Merger. Any Indemnitee wishing to claim indemnification under this Section 5.3(i), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve Parent or the Surviving Corporation from any liability which they may have under this Section 5.3(i) except to the extent such failure materially prejudices Parent and the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking, if any, required by the Delaware Code. Parent and the Surviving Corporation shall be liable for the reasonable fees and expenses hereunder with respect to only one law firm to represent the Indemnitees as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnitees that would preclude or render inadvisable joint or multiple representation of such parties.

          SECTION 5.4. Public Announcements. Neither Parent and Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with, or rules of, any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Sub and the Company will, if practicable under the circumstances, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions that may be required by the exception in the preceding sentence. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

          SECTION 5.5. No Solicitation. The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries) authorize or permit any of its officers, directors, agents, representatives or advisors to
(a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company or of over 15% of any class of equity securities of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, (iii) any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "Transaction Proposals"), or agree to or endorse any Transaction
                ---------------------
Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

          SECTION 5.6. Lock-up Agreement. Each of General Instrument Corporation ("GIC") and Cablesoft Communications, Inc. ("CCI"), severally and not jointly, agree, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (i) 50% of any Parent Common Stock received in the Merger on or before the first anniversary of the Closing Date and (ii) the remaining 50% of the Parent Common Stock received in the Merger on or before the second anniversary of the Closing Date.

          SECTION 5.7. Change of Name. As soon as practicable after the Closing, Cablesoft Communications, Inc. covenants and agrees to change its name to another name that does not include the name "Cablesoft" or any derivative thereof.

          SECTION 5.8. Section 367 Covenants. Parent acknowledges that General Instrument Corporation, through its parent, Motorola, Inc. ("Motorola"), has informed Parent that Motorola will probably enter into a gain recognition agreement ("GRA") with the Internal Revenue Service ("IRS") under Treas. Reg.
(S)1.367(a)-8. In entering into the GRA, Motorola will act in reliance on the Tax Representations of Parent and Sub, which are attached as Exhibit A and are hereby incorporated into this Agreement; however, Motorola acknowledges that Parent does not represent or warrant that Motorola will qualify for the gain recognition treatment it may seek under such GRA. If Motorola enters into the GRA, Parent agrees that prior to the earlier of (i) January 1, 2006, or (ii) the termination of the GRA, it will not: (a) directly or indirectly, voluntarily dispose of the Company stock received from Motorola in a transaction in which gain or loss would be required to be recognized by it under United States income tax principles (a "Taxable Transaction"), (b) permit the Company to, directly or indirectly, voluntarily dispose of substantially all of its assets in a Taxable Transaction, or (c) permit any entity which is directly or indirectly owned by Parent to, directly or indirectly, voluntarily dispose of such Company stock or such assets in a Taxable Transaction. During the period in the preceding sentence, Parent agrees that it will provide such information to Motorola which Motorola has specifically requested in writing and which it needs to comply with the annual certification requirements contained in Treas. Reg. (S)1.367(a)-8. General Instrument Corporation agrees to notify Parent if Motorola decides not to enter into a GRA or if a GRA is entered into but subsequently terminated. Parent and Sub represent and warrant to the Company and to the Selling Shareholders that the statements set forth on Exhibit A are true and correct.

          SECTION 5.9. Funding. Each of Cablesoft Communications, Inc. and General Instrument Corporation covenants and agrees that, within two (2) business days after the Closing Date, it will fund $73,000 to the Company, or to such entity designated by the Company, by wire transfer to the account designated in writing by the Company or such designee. The parties agree that such funding shall constitute full satisfaction of any and all claims arising from or related to amounts payable by the Company to Spyglass, Inc. under that certain Professional Services Agreement dated as of March 31, 2000 by and between Spyglass, Inc. and CableSoft Corporation and that certain Statement of Work effective March 31, 2000. Such funding will be deemed to be Convertible Debt for all purposes hereunder.


                                  ARTICLE VI

                              Conditions Precedent
                              --------------------

          SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

          SECTION 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company and each Selling Stockholder set forth in this Agreement that are qualified as to Material Adverse Effect shall be true and correct, and (ii) the representations and warranties of the Company and each Selling Shareholder that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date), except where the failure of such representations and warranties (excluding those representations and warranties contained in Section 3.1(c)(i) hereof) referred to in clause (ii) to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Performance of Obligations of the Company. The Company and each Selling Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that Company has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Section 6.2(c) of the Company Disclosure Schedule.

          (d) Termination of Company's 401(k) Plan. If Company maintains or sponsors a plan subject to Section 401(k) of the Code, Company's Board of Directors shall have adopted a resolution terminating such plan contingent on the Closing and effective as of at least one calendar day prior to the Effective Time.

          SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to Material Adverse Effect shall be true and correct, and (ii) the representations and warranties of Parent and Sub that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date) except where the failure of such representations and warranties referred to in clause (ii) to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Parent.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date.

                                  ARTICLE VII

                       Termination, Amendment and Waiver
                       ---------------------------------

          SECTION 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

          (a)  by mutual written consent of Parent and the Company; or

          (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by either Parent or the Company if the Merger shall not have been consummated on or before January 31, 2001 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger).

          SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company.

          SECTION 7.3. Amendment. This Agreement may be amended at any time by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.4. Extension; Waiver. At any time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                 ARTICLE VIII

                                Indemnification
                                ---------------

          SECTION 8.1.   Indemnification.

          (a) Each Selling Stockholder shall severally and not jointly (and in proportion to the amount of Company Common Stock owned by the Selling Stockholders on the Closing Date), indemnify, defend and hold Parent and its affiliates (including, after the Closing Date, the Company) and their respective officers, directors, partners, employees, agents and representatives (the "Parent Indemnified Parties") harmless from and in respect of any and all
 --------------------------
losses, damages, costs and reasonable expenses that are actually sustained or incurred (including, without limitation, reasonable fees and expenses of counsel) (collectively, "Losses"), arising out of any breach of any
                         ------
representation, warranty, covenant or other agreement of such Selling Stockholder or the Company contained in this Agreement. Anything to the contrary contained herein notwithstanding, expect with respect to claims for indemnity for breaches of Sections 3.1(c)(i) and 3.1(c)(ii) hereof (x) none of the Parent Indemnified Parties shall be entitled to recover from the Selling Stockholders for any claims for indemnity unless and until the total of all Losses pursuant to this Section 8.1(a) exceeds $1,000,000, and then only for the amount by which such Losses exceed such amount and (y) the Parent Indemnified Parties shall not be entitled to recover Losses in excess of an amount of $5,000,000 from the Selling Stockholders provided, such limitations shall not apply to any claim arising from a breach of Section 5.6.

          (b) Parent shall indemnify, defend and hold the Selling Stockholders and their affiliates and, as applicable, their respective officers, directors, partners, employees, agents and representatives (the "Stockholder Indemnified
                                                      -----------------------
Parties") harmless from and in respect of any and
-------
all Losses, arising out of any breach of any representation, warranty, covenant or other agreement of Parent or Sub contained in this Agreement. Anything to the contrary contained herein notwithstanding, (x) none of the Stockholder Indemnified Parties shall be entitled to recover from Parent or Purchaser for any claims for indemnity unless and until the total of all Losses pursuant to this Section 8.1(b) exceeds $1,000,000, and then only for the amount by which such Losses exceed such amount and (y) the Stockholder Indemnified Parties shall not be entitled to recover more than an aggregate of $5,000,000 of Losses from Parent or Purchaser; provided, such limitations shall not apply to any claim arising from a breach of Section 5.8.


     (c) All representations and warranties contained in this Agreement will survive the Closing Date and will remain in full force and effect thereafter until one (1) year after the Closing Date, provided, however, that such representations and warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, if written notice of such breach shall have been duly given within such applicable period in accordance with section 9.2 of this Agreement.

     (d) If there occurs an event which the Parent Indemnified Parties assert is an indemnifiable event pursuant to Section 8.1(a) or the Stockholder Indemnified Parties assert is an indemnifiable event pursuant to Section 8.1(b), (the Parent Indemnified Parties and the Stockholder Indemnified Parties, as the case may be, being referred to herein as the "Indemnified Parties"), the
                                              -------------------
Indemnified Parties shall notify the other parties obligated to provide indemnification (the "Indemnifying Parties") promptly. If such event involves
                      --------------------
(i) any claim or (ii) the commencement of any action or proceeding by a third person, the Indemnified Parties will give the Indemnifying Parties prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein
--------  -------
will relieve the Indemnifying Parties of their obligations hereunder only to the extent that such failure prejudices the Indemnifying Parties hereunder. In case any such action shall be brought against any Indemnified Parties and they shall notify the Indemnifying Parties of the commencement thereof, the Indemnifying Parties shall be entitled to participate therein or, following the delivery by the Indemnifying Parties to the Indemnified Parties of the Indemnifying Parties' acknowledgement in writing that the relevant Loss is an indemnified liability hereunder and that the Indemnifying Parties, in their good faith judgment, will be able to pay any award of money damages against the Indemnified Parties in connection with such action, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Parties and, after notice from the Indemnifying Parties to such Indemnified Parties of such election so to assume the defense thereof, the Indemnifying Parties shall not be liable to the Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof. The Indemnifying Parties and the Indemnified Parties agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The Indemnified Parties shall have the right to participate at their own expense in the defense of such action or asserted liability. If the Indemnifying Parties assume the defense of an action (a) no settlement or compromised thereof may be effected (i) by the Indemnifying Parties without the written consent of the Indemnified Parties (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person by any Indemnified Party and no adverse effect on any other claims that may be made against any Indemnified Party and (y) all relief provided is paid or satisfied in full by the Indemnifying Parties or (ii) by the Indemnified Parties without the consent of the Indemnifying parties and (b) the Indemnified Parties may subsequently assume the defense of such action if a court of competent jurisdiction determines that the Indemnifying Parties are not vigorously defending such action. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

     (e) The amount of any payment for which an Indemnified Party shall be entitled to indemnification under this Article VIII shall be net of the amount of insurance proceeds and the value of any net tax benefit realized (by reason of a tax deduction, basis reduction, shifting of income, credits or deductions or otherwise), if any, related to such payment actually received by or on behalf of the Indemnified Party or any affiliate thereof. If an Indemnified Party actually receives any insurance recoveries or net tax benefits after an Indemnifying Party has made any payment with respect to such damages, the Indemnified Party must promptly return such payment to the Indemnifying Party to the extent of such insurance recoveries or net tax benefits, but only to the extent such insurance recoveries or net tax benefits do not exceed the amount of such original payment to the Indemnified Party.

     (f) No claim shall be made by a party with respect to a breach of a representation, warranty or a covenant if the nature of such breach was known to and waived by such party at the time of the Closing. If the Closing occurs, the indemnification provided by Article VIII shall be the exclusive remedy for any breach of a representation, warranty or covenant made in this Agreement.

                                  ARTICLE IX

                              General Provisions
                              ------------------

     SECTION 9.1. Expenses. (a) In the event that the Merger is consummated, Parent shall pay, or shall cause the Surviving Corporation to pay, all out-of-pocket costs, fees and expenses otherwise payable by the Surviving Corporation (other than in respect of fees and expenses incurred by stockholders of the Company, all of which shall be borne by such stockholders) in connection with the transactions contemplated by this Agreement. Cablesoft Communications, Inc. agrees to promptly reimburse General Instrument Corporation for 50% of the for reasonable third party legal fees incurred by General Instrument Corporation arising from the transaction contemplated by this Agreement.

     (b) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     SECTION 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile or by overnight courier (providing proof of delivery) to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

     (a)  if to Parent or Sub, to

          OpenTV Corp.
          401 East Middlefield Road
          Mountain View, California 94043-4005
          Tel. (650) 429-5500
          Fax (650) 237-0808
          Attention: Chief Executive Officer

     with a copy to:

          OpenTV, Inc.
          401 East Middlefield Road
          Mountain View, California 94043-4005
          Tel. (650) 429-5500
          Fax (650) 230-1206
          Attention: General Counsel

     (b)  if to the Company, to

     CableSoft Corporation
     25 Burlington Mall Road
     Burlington, MA 01803
     Phone: (781) 270-5115
     Fax: (781) 270-6997

     with a copy to:

     General Instrument Corporation
     101 Tournament Drive
     Horsham, PA 19044
     Phone: (215) 323-1000
     Fax: (215) 323-1300
     Attention: General Counsel

     Cablesoft Communications, Inc.
     c/o Peter S. Cane
     230 Park Avenue
     New York, NY 10169
     Phone: (212) 922-9800
     Fax: (212) 922-9822

     SECTION 9.3. Definitions. For purposes of this Agreement:

     (a)  an "affiliate" of any person means another person that directly or
              ---------
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

     (b)  "Convertible Debt" means the outstanding indebtedness of the Company
           ----------------
pursuant to the promissory notes set forth on Section 9.3(b) of the Company Disclosure Schedule together with any accrued but unpaid interest payable pursuant to such promissory notes.

     (c)  "Convertible Debt Adjustment" means the aggregate amount of
           ---------------------------
outstanding principal and accrued but unpaid interest payable as of the Closing Date under the Convertible Debt.;

     (d)  "Exchange Ratio" the sum of (A) a fraction, rounded to the
           --------------
nearest1/10,000th (x) the numerator of which is (i) an amount of $40,000,000 minus the Convertible Debt Adjustment, divided by (ii) 1,150,175 shares of Company Common Stock (which includes the shares of Company Common Stock to be issued pursuant to the Company Option Plans), and (y) the denominator of which is the Parent Common Stock Price, plus (B) the Option Exercise Adjustment;

     (e)  "Material Adverse Change" or "Material Adverse Effect" means, when
           -----------------------      -----------------------
used in connection with the Company or Parent, any change, effect, event or occurrence that is materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and its respective subsidiaries taken as a whole;

     (f)  "Option Exercise Adjustment" means the amount equal to the fraction
           --------------------------
equal to (x) the fraction equal to (A) the aggregate exercise price of all outstanding Company Stock Options immediately prior to the Closing Date divided by (B) the Parent Common Stock Price, divided by (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Date;

     (g)  "Parent Common Stock Price" means the average of the closing sales
           -------------------------
prices of a share of Parent Common Stock on the Nasdaq National Market on each of the 5 consecutive trading days immediately preceding the Effective Time of the Merger;

     (h)  "Permitted Liens" means with respect to the Company, (A) liens for
           ---------------
taxes or governmental assessments, charges or claims the payment of which is not yet due, or for taxes the validity of which are being contested in good faith by appropriate proceedings, (B) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other liens imposed by applicable Law of any Governmental Entity incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith,
(C) liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (D) liens on the real or personal property of the Company that do not in the aggregate materially interfere with or impair the use or operation of any such real or personal property for the purposes for which it is or may reasonably be expected to be used, (E) liens disclosed on the Financial Statement or securing liabilities disclosed on the Financial Statements, and (F) other liens approved by Parent and Sub in writing;

     (i)  "person" means an individual, corporation, partnership, limited
           ------
liability company, joint venture, association, trust, unincorporated organization or other entity;

     (j)  a "subsidiary" of any person means another person, an amount of the
             ----------
voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Each of the parties hereby acknowledges that no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or by or discovered by it or its representatives, other than this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies, other than Section 2.3, Section 5.3, and Section 5.8 which will be binding on Parent and the Surviving Corporation and their respective successors and assigns, and will be enforceable by the officers and directors of the Company.

     SECTION 9.7. Selling Stockholders; Attorney-in-Fact.

Each of the Selling Stockholders and each of the individuals named under the heading `Option Holders' on the signature page hereof (the "Option Holders"),
                                                            --------------
hereby irrevocably makes, constitutes and appoints Richard C. Smith as his, her or its attorney-in-fact with full power to act in his, her or its place and stead to compromise any claim or to take any other action (including receipt of any notices pursuant to Section 9.2) with respect to this Agreement or the transactions contemplated hereby. Each of the Selling Stockholders and each of the Option Holders hereby acknowledges that it has reviewed this Agreement and hereby releases each of the directors of the Company and each of the Selling Stockholders of any and all liability and waive any claims they may have against such directors or Selling Stockholders and hereby ratifies and confirms all of their actions in connection with this Agreement and the transactions contemplated hereby. Each Stockholder and Option Holder represents and warrants that it has had sufficient time to read this Agreement and Plan of Merger and to consult with any of his or her legal or other advisors and understands all of the provisions of this Agreement and Plan of Merger, including the effects of the transactions contemplated by this Agreement and Plan of Merger on any Company Options.

     SECTION 9.8. GOVERNING LAW.THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     SECTION 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     SECTION 9.11. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

     SECTION 9.12. Exclusive Jurisdiction. Each party, and each express beneficiary as a condition to its right to enforce or defend its rights under or in connection with this Agreement, (a) agrees that any action with respect to this Agreement or the Merger shall be brought exclusively in the courts of the State of Delaware, (b) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions; provided, however, that any party may assert in an action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such action, may thereafter not be asserted by such party in an original action in the courts referred to in clause (a) above.

     SECTION 9.13. Waiver of Jury Trial. Each party, and each express beneficiary, as a condition to its right to enforce or defend its rights under or in connection with this Agreement waives any right to a trial by jury in any action to enforce or defend any right under this Agreement and agrees that any action shall be tried before a court and not before a jury.

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

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              OPENTV CORP.


                              By:___________________________
                                Name:
                                Title:

                              CABLESOFT ACQUISITION COMPANY


                              By:___________________________
                                Name:
                                Title:

                              CABLESOFT CORPORATION


                              By:___________________________
                                Name:
                                Title:

                              EACH OF THE SELLING STOCKHOLDERS:

                              GENERAL INSTRUMENT CORPORATION


                              By:___________________________
                                Name:
                                Title:

                              CABLESOFT COMMUNICATIONS, INC.

                              By:___________________________
                                Name:
                                Title:

                              _________________________________
                                Sonia Khademi

                              EACH OF THE OPTION HOLDERS:

                              _________________________________
                                Sonia Khademi

                              _________________________________
                                Dena Bradshaw

                              _________________________________
                                Martin Cohen

                              _________________________________
                                Tamela Jamieson